PRELIMINARY JOINT VENTURE AGREEMENT

This agreement is between Natural Gas Fueling and Conversion Inc. (NGFC), a Florida corporation and Shenzhen HJ Technology Co. Ltd. (HJT), in Shenzhen, China who is currently in the business of converting petroleum based vehicles to operate on Natural Gas.

1.	NGFC plans to set up Natural Gas (NG) fueling stations and NG factories to convert NG to LNG and CNG in the USA and along with it set up garages to convert vehicles (VC division) to run on NG in across the United States of America (USA).
2.	HJT is a well-established and profitable enterprise (based on the financial statements provided to us, according to HJT management, audited by a Chinese CPA firm, that NGFC has not audited or reviewed) that specializes in the research, development, production and marketing of automobile software and components and has been focusing on the technology of alternative energy for vehicles. After years of testing and perfecting a proprietary process, HJT had its first breakthrough in 2000 with its patented “Gas Intelligent Electronic Control System (GIECS)”, a system for converting Petroleum based vehicles to run on Compressed Natural Gas (CNG) or Liquefied natural Gas (LNG). HJT’s GIECS system, according to HJT management, is a market leader in this technology that is widely used throughout China and exported abroad. According to HJT management, currently, HTJ has 20 conversion factories which install devices to convert Petroleum-based vehicles to run on CNG/LNG.
3.	HJT by signing this agreement agrees to be a joint venture partner with NGFC to help set up the VC division of NGFC in the USA, and provide GIECS to be installed in vehicles and train US mechanics in each location to install GIECS in vehicles.
4.	HJT will charge NGFC a fee for such services. And that fee will be based on the cost to HJT plus a profit margin based on what the US market will bear allowing NGFC also to maintain a reasonable profit margin and cash flow from the operation of that VC division.
5.	HJT and NGFC will discuss having a more permanent relationship in the future whereby HJT will own certain number of shares of NGFC and become full participants in the total business of NGFC for a mutually beneficial consideration.

/s/ Ren Xianglin	/s/ I. Andrew Weeraratne
Mr. Ren Xianglin	I. Andrew Weeraratne
Chief Executive Officer	Chief Executive Officer
Shenzhen HJ Technology Co. Ltd.	Natural Gas Fueling and Conversion Inc.

Date: October 12, 2013	Date: October 12, 2013